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                                                                      EXHIBIT 12

                     UNIVERSAL CORPORATION AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

              Years Ended June 30, 2001, 2000, 1999, 1998 and 1997

                                    2001     2000     1999     1998     1997
                                  -------- -------- -------- -------- --------
Pretax income from continuing
 operations...................... $177,206 $177,055 $197,719 $231,138 $171,941
Distribution of earnings from
 unconsolidated affiliates.......      527    4,220      840      602    1,509
Fixed charges....................   64,553   57,907   57,744   64,881   65,827
                                  -------- -------- -------- -------- --------
Earnings......................... $242,286 $239,182 $256,303 $296,621 $239,277
Interest......................... $ 61,576 $ 56,869 $ 56,837 $ 63,974 $ 64,886
Amortization of premiums and
 other...........................    2,977    1,038      907      907      941
                                  -------- -------- -------- -------- --------
Fixed Charges.................... $ 64,553 $ 57,907 $ 57,744 $ 64,881 $ 65,827
Ratio of Earnings to Fixed
 Charges.........................     3.75     4.13     4.44     4.57     3.63
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